Exhibit 12
                                                  to Registration Statement

                          RATIO OF EARNINGS TO FIXED CHARGES
                     FOR EACH OF THE FIVE YEARS ENDED DECEMBER 31
                                     (unaudited)

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


                            1989       1990       1991      1992       1993
                         _________   ________   ________   ________   ________
 Income before the
   cumulative effect of
   changes in accounting
   principles            $ 22,164   $ 31, 098   $ 37,419   $ 59,973   $ 69,004

 Income taxes              10,740      17,396     20,070     32,599     37,252
                         _________  __________  _________  _________  _________

 Pretax income             32,904      48,494     57,489     92,572    106,256
                         _________  __________  _________  _________  _________

 Adjustments to Earnings:

   Fixed charges           22,649      24,351     22,693     27,220     30,150

   Capitalized interest      (508)       (412)       (91)      (547)       (76)

   Gross earnings from
    unconsolidated cellular
    partnerships             (469)       (517)    (1,793)    (2,526)    (7,167)

   Distributed earnings
    from unconsolidated
    cellular partnerships       0         416         82        395      1,587

   Gross losses from
    unconsolidated cellular
    partnerhips                352        585      1,096        834        541

   Minority losses
    from majority-owned
    subsidiaries              (808)      (405)     (478)       (315)      (625)
                         __________ __________ __________  _________  _________

 Earnings as adjusted       54,120     72,512    78,998     117,633    130,666
                         __________ __________ __________  _________  _________

 Fixed charges:

   Interest expense         22,417     24,132    22,504      27,166     30,149

   Preferred dividends
    of subsidiaries paid
    to ouside parties         232         219       189          54          1
                         __________ __________ ___________ _________ __________

                           22,649      24,351    22,693      27,220     30,150
                         __________ __________ __________ __________ __________

   Ratio of earnings to
    fixed charges            2.39        2.98      3.48        4.32       4.33
                         ========== ========== ========== ========== ==========

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